Preliminary Terms To prospectus dated December 23, 2008, and prospectus supplement for knock-out notes dated January 8, 2010	Preliminary Terms No. 613 Registration Statement No. 333-156423 Dated December 10, 2010; Rule 433

Structured Investments	Morgan Stanley $ Knock-Out Notes Linked to a Basket Consisting of the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund due June 18, 2012
General
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The notes are designed for investors who seek to participate in the appreciation of a weighted basket consisting of the iShares® MSCI Brazil Index Fund (70%) and the iShares® MSCI Mexico Investable Market Index Fund (30%) at maturity and who anticipate that the Basket Closing Value on the Valuation Date and during the approximately 18-month Observation Period will not have declined, as compared to the Initial Basket Value, by more than 30%.  Investors should be willing to forgo interest and dividend payments and, if the Basket Closing Value has declined on any trading day during the Observation Period, as compared to the Initial Basket Value, by more than 30%, be willing to lose some or all of their principal based on the performance of the Underlying Basket over the term of the notes.  If the value of the Underlying Basket has not declined on any trading day during the Observation Period, as compared to the Initial Basket Value, by more than 30%, investors will receive the greater of (a) the Underlying Basket Return and (b) the Contingent Minimum Return of at least 6.00% at maturity.

•	Senior unsecured obligations of Morgan Stanley maturing June 18, 2012†. All payments on the notes are subject to the credit risk of Morgan Stanley.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about December 10, 2010 and are expected to settle on or about December 17, 2010.
Key Terms
Underlying Basket:	Basket Component	Bloomberg Ticker Symbol	Basket Component Weighting	Initial Basket Component Value	Basket Multiplier
	Shares of the iShares® MSCI Brazil Index Fund (“Brazil Shares”)	EWZ	70%
	Shares of the iShares® MSCI Mexico Investable Market Index Fund (“Mexico Shares”)	EWW	30%
	We refer to the Brazil Shares and the Mexico Shares collectively as Underlying Shares.
Knock-Out Event:
A Knock-Out Event occurs if, on any trading day during the Observation Period, the Basket Closing Value has decreased, as compared to the Initial Basket Value, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	30%
Payment at Maturity:
If a Knock-Out Event HAS NOT occurred during the Observation Period, you will receive a cash payment at maturity per note equal to $1,000 plus a return equal to $1,000 times the greater of (i) the Contingent Minimum Return and (ii) the Underlying Basket Return.  For additional clarification, please see “What is the Return on the Notes at Maturity Assuming a Range of Performance for the Underlying Basket?” on page 3.

If a Knock-Out Event HAS occurred during the Observation Period, you will receive a cash payment at maturity that will reflect the percentage appreciation or depreciation in the Basket Closing Value on a 1 to 1 basis.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Underlying Basket Return)

If a Knock-Out Event has occurred, you will lose some or all of your investment if the Final Basket Value has declined from the Initial Basket Value.  There is no minimum payment at maturity and you could lose your entire investment.

Contingent Minimum Return:	At least 6.00%. The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 6.00%.
Observation Period:
The period that includes each trading day on which a market disruption event does not occur from and including the first trading day immediately following the Pricing Date to and including the Valuation Date.  The Observation Period will extend to the date on which the Final Basket Value is determined if the Valuation Date is postponed in accordance with the definition thereof, regardless of whether such date is a non-trading day or a day on which a market disruption event occurs with respect to either of the Basket Components.

Monitoring:	Closing Level
Underlying Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Valuation Date:	June 13, 2012†
Maturity Date:	June 18, 2012†
Pricing Date:	December 10, 2010
Issue Date:	December 17, 2010 (5 business days after the Pricing Date)
CUSIP:	617482QB3
ISIN:	US617482QB31
† Subject to postponement for non-trading days or in the event of a market disruption event and as described under “Description of Notes — Postponement of Valuation Date(s) or Review Date(s)” in the accompanying prospectus supplement for knock-out notes.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page S-18 of the accompanying prospectus supplement and “Selected Risk Considerations” beginning on page 7 of these preliminary terms.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and these preliminary terms if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (1)(2)	Proceeds to Issuer
Per note	100%	%	%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of          % for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of        % of the stated principal amount per note, and the placement agent will forgo any fees with respect to such sales.

(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Morgan Stanley December 10, 2010	JPMorgan Placement Agent

Key Terms: Continued from cover page

Initial Basket Value:
100, which will be equal to the sum of the products of the Initial Basket Component Values of each of the Basket Components on the Pricing Date, as set forth under “Basket – Initial Basket Component Value” above, and the respective Multiplier for such Basket Component.

Final Basket Value:	The Basket Closing Value on the Valuation Date
Basket Closing Value:	The Basket Closing Value on any date is the sum of the products of the Basket Component Closing Value of each Basket Component on such date and the respective Multiplier for such Basket Component.
Basket Component Closing Value	For each Basket Component, the share closing price of one Underlying Share times the Adjustment Factor for such Basket Component.
Multiplier:
The multiplier for each Basket Component will be set on the Pricing Date based on each Basket Component’s respective Initial Basket Component Value so that each Basket Component is reflected in the predetermined Initial Basket Value in accordance with its applicable Basket Component Weighting.  Each Multiplier will remain constant for the term of the Notes.  See “Basket – Multiplier” above.

Additional Terms Specific to the Notes

You should read these preliminary terms together with the prospectus dated December 23, 2008, as supplemented by the prospectus supplement for knock-out notes dated January 8, 2010.  These preliminary terms, together with the documents listed below, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at.ww.w.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement for knock-out notes dated January 8, 2010:
http://www.sec.gov/Archives/edgar/data/895421/000095010310000049/dp16113_424b2a1.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in these preliminary terms are defined in the prospectus supplement for knock-out notes or in the prospectus. As used in these preliminary terms, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

What Is the Return on the Notes at Maturity Assuming a Range of Performance for the Underlying Basket?

The following table illustrates the hypothetical return at maturity on the notes.  The “Return on Notes” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical returns set forth below assume an Initial Basket Value of 100 and a Contingent Minimum Return of 6.00%.  The hypothetical returns set forth below are for illustrative purposes only and may not reflect the actual returns applicable to a purchaser of the notes.

		Return on Notes
Final Basket Value	Underlying Basket Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
200	100.00%	100.00%	100.00%
175	75.00%	75.00%	75.00%
150	50.00%	50.00%	50.00%
140	40.00%	40.00%	40.00%
130	30.00%	30.00%	30.00%
120	20.00%	20.00%	20.00%
110	10.00%	10.00%	10.00%
106	6.00%	6.00%	6.00%
105	5.00%	6.00%	5.00%
101	1.00%	6.00%	1.00%
100	0.00%	6.00%	0.00%
99	-1.00%	6.00%	-1.00%
95	-5.00%	6.00%	-5.00%
94	-6.00%	6.00%	-6.00%
90	-10.00%	6.00%	-10.00%
80	-20.00%	6.00%	-20.00%
70	-30.00%	6.00%	-30.00%
60	-40.00%	N/A	-40.00%
50	-50.00%	N/A	-50.00%
25	-75.00%	N/A	-75.00%
0	-100.00%	N/A	-100.00%

(1)  The Basket Closing Value has not declined, as compared to the Initial Basket Value, by more than 30% on any trading day during the Observation Period.
(2)  The Basket Closing Value has declined, as compared to the Initial Basket Value, by more than 30% on any trading day during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the return on the notes set forth in the table on the previous page is calculated.

Example 1: A Knock-Out Event HAS occurred, and the Basket Closing Value decreases from the Initial Basket Value of 100 to a Final Basket Value of 50.  Because a Knock-Out Event has occurred, the investor does not receive the benefit of the Contingent Minimum Return of at least 6.00% and is therefore exposed to the negative performance of the Underlying Basket on a 1 to 1 basis.  The investor receives a payment at maturity based on the Underlying Basket Return of –50%, which is significantly less than the stated principal amount, calculated as follows:

$1,000 + ($1,000 x –50%)  = $500

Example 2:  A Knock-Out Event HAS occurred, and the Basket Closing Value increases from the Initial Basket Value of 100 to a Final Basket Value of 120.  Because a Knock-Out Event has occurred, the investor will receive a payment at maturity based on the Underlying Basket Return of 20%, calculated as follows:

$1,000 + ($1,000 x 20%)  = $1,200

Example 3:  A Knock-Out Event has NOT occurred, and the Basket Closing Value increases from the Initial Basket Value of 100 to a Final Basket Value of 115.  Because the Underlying Basket Return of 15% is greater than the Contingent Minimum Return of at least 6.00%, the investor receives a payment at maturity per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 15%)  = $1,150

Example 4:  A Knock-Out Event has NOT occurred, and the Basket Closing Value increases from the Initial Basket Value of 100 to a Final Basket Value of 105.  Because a Knock-Out Event has not occurred and the Underlying Basket Return of 5.00% is less than the Contingent Minimum Return of at least 6.00%, the investor receives the benefit of the Contingent Minimum Return and therefore a payment at maturity per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 6.00%)  = $1,060

Example 5:  A Knock-Out Event has NOT occurred, and the Basket Closing Value decreases from the Initial Basket Value of 100 to a Final Basket Value of 95.  Because a Knock-Out Event has not occurred and the Underlying Basket Return of –5.00% is less than the Contingent Minimum Return of at least 6.00%, the investor receives the benefit of the Contingent Minimum Return and therefore receives a payment at maturity per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 6.00%)  = $1,060

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Underlying Basket at maturity.  If a Knock-Out Event HAS NOT occurred, in addition to the principal amount, you will receive at maturity no less than the Contingent Minimum Return of at least 6.00%, or a minimum payment at maturity of at least $1,060 for each note.  The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 6.00%.  However, if a Knock-Out Event HAS occurred, you could lose a significant portion of your investment based on a 1% loss for every 1% decline in the Final Basket Value, as compared to the Initial Basket Value.  Even if a Knock-Out Event has occurred, if the Final Basket Value is greater than the Initial Basket Value, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Underlying Basket Return.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION AMONG THE BASKET COMPONENTS — The return on the notes is linked to a basket consisting of the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund.  The iShares® MSCI Brazil Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM.  The MSCI Brazil IndexSM is a stock index owned, calculated and published by MSCI.  It is a free float adjusted, market capitalization index of securities listed on the Sao Paulo Stock Exchange (BOVESPA).  MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.  The iShares® MSCI Mexico Investable Market Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Mexican market, as measured by the MSCI Mexico Investable Market Index.  The MSCI Mexico Investable Market IndexSM is a stock index owned, calculated and published by MSCI, which seeks to measure equity market performance in Mexico.  It is a capitalization-weighted index that aims to capture 99% of the (publicly available) total market capitalization.  Component companies are adjusted for available float and must meet objective criteria for inclusion in the Index, taking into consideration available strategic shareholdings and limitations to foreign ownership.  MSCI reviews their indexes quarterly.  See “Information about the Basket Components” on page 12 of these preliminary terms.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Knock-Out Notes, which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes.  Under current law and based on that opinion, subject to the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Knock-Out Notes, we believe that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, and subject to the discussions below and in the accompanying prospectus supplement regarding the possible application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, even if you are an initial purchaser of notes at a price that is below the principal amount of the notes.

Because the notes are linked to shares of exchange-traded funds, there is a substantial risk that an investment in the notes will be treated as a “constructive ownership transaction” as defined in Section 1260 of the Code.  If an investment in the notes is treated as a “constructive ownership transaction,” any long-term gain recognized in respect of the notes that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the notes.

The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  Because the notes provide for the return of principal except in the case of a Knock-Out Event, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked notes that do not provide for the return of principal.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the notes to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations in general and the possible impact of this notice in particular.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Components or the indices tracked by the Basket Components.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for knock-out notes dated January 8, 2010.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The terms of the notes differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the notes at maturity and do not pay you interest on the notes.  If a Knock-Out Event occurs during the approximately 18-month Observation Period, you will be fully exposed to any depreciation in the Basket Closing Value.  If a Knock-Out Event has occurred and the Final Basket Value is less than the Initial Basket Value, the payment at maturity on each note will be less, and may be significantly less, than the stated principal amount of the notes and consequently, the entire principal amount of your investment is at risk.

•	THE NOTES DO NOT PAY INTEREST — Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER AND ONE BASKET COMPONENT IS SUBSTANTIALLY MORE HEAVILY WEIGHTED THAN THE OTHER BASKET COMPONENT —  Value movements in the Basket Components may not correlate with each other.  At a time when the value of one Basket Component increases, the value of the other Basket Component may not increase as much, or may even decline.  Therefore, in calculating the Underlying Basket Return on the Valuation Date, an increase in the value of one Basket Component may be moderated, or wholly offset, by a lesser increase or decline in the value of the other Basket Component.  A decrease in the value of the more heavily weighted Brazil Shares could moderate or wholly offset an increase in the value of the less heavily weighted Mexico Shares.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in these preliminary terms is based on the full stated principal amount of your notes, the original issue price of the notes will include the agents’ commissions and the cost of hedging our obligations under the notes through one or more of our affiliates.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase notes from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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THE PRICE OF THE UNDERLYING SHARES IS SUBJECT TO CURRENCY EXCHANGE RISK — Because the price of the Underlying Shares is related to the U.S. dollar value of stocks underlying the MSCI Brazil Index and the MSCI Mexico Investable Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Brazil Index and the MSCI Mexico Investable Markets Index, the price of the Underlying Shares will be adversely affected and the payment at maturity on the notes may be reduced. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in Brazil, Mexico and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil, Mexico, the United States and other countries important to international trade and finance.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES, SUCH AS THE NOTES, LINKED TO THE VALUE OF EMERGING MARKETS EQUITY SECURITIES — The stocks included in the MSCI Brazil Index and the MSCI Mexico Investable Markets Index that are generally tracked by the Underlying Shares have been issued by companies in Brazil and Mexico.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING IN THE BASKET COMPONENTS — Investing in the notes is not equivalent to investing directly in the Basket Components or the MSCI Brazil Index and the MSCI Mexico Investable Markets Index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares or any of the component stocks of the MSCI Brazil Index or the MSCI Mexico Investable Markets Index.

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ADJUSTMENTS TO THE BRAZIL SHARES OR THE MEXICO SHARES OR THE INDEX TRACKED BY THE BRAZIL SHARES OR THE MEXICO SHARES, AS APPLICABLE, COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.  As the investment adviser to the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index and the MSCI Mexico Investable Market Index, respectively.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the relevant fund.  Any of these actions could adversely affect the price of the shares of the relevant fund and, consequently, the value of the notes.  MSCI is responsible for calculating and maintaining the MSCI Brazil Index and the MSCI Mexico Investable Market Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Brazil Index or the MSCI Mexico Investable Market Index or make other methodological changes that could change the value of the MSCI Brazil Index and the MSCI Mexico Investable Market Index.  MSCI may also discontinue or suspend calculation or publication of the MSCI Brazil Index or the MSCI Mexico Investable Market Index at any time.  Any of these actions could adversely affect the value of the MSCI Brazil Index or the MSCI Mexico Investable Market Index and, consequently, the value of the notes.

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THE BRAZIL SHARES AND THE MSCI BRAZIL INDEX ARE DIFFERENT — The performance of the Brazil Shares may not exactly replicate the performance of the MSCI Brazil Index because the Brazil Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the Brazil Shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Brazil Shares, differences in trading hours between the Brazil Shares and the MSCI Brazil Index or due to other circumstances.  The iShares® MSCI Brazil Index Fund generally invests at least 95% (and at all times at least 80%) of its assets in the securities of the MSCI Brazil Index and depositary receipts representing securities in the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Brazil Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BlackRock Fund Advisors or its affiliates.

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THE MEXICO SHARES AND THE MSCI MEXICO INVESTABLE MARKET INDEX ARE DIFFERENT — The performance of the Mexico Shares may not exactly replicate the performance of the MSCI Mexico Investable Market Index because the Mexico Shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Mexico Investable Market Index.  It is also possible that the Mexico Shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Mexico Investable Market Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Mexico Shares, differences in trading hours between the Mexico Shares and the MSCI Mexico Investable Market Index or due to other circumstances.  The iShares® MSCI Mexico Investable Market Index Fund generally invests at least 90% (and at all times at least 80%) of its assets in the securities of the MSCI Mexico Investable Market Index and depositary receipts  representing securities in the MSCI Mexico Investable Market Index. The iShares® MSCI Mexico Investable Market Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Mexico Investable Market Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Mexico Investable Market Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BlackRock Fund Advisors or its affiliates.

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THE ANTIDILUTION ADJUSTMENTS THE CALCULATION AGENT IS REQUIRED TO MAKE DO NOT COVER EVERY CORPORATE EVENT THAT COULD AFFECT THE UNDERLYING SHARES — Morgan Stanley & Co. Incorporated (“MS & Co.”), as calculation agent, will adjust the Adjustment Factor for certain corporate events affecting the

Underlying Shares.  However, the calculation agent will not make an adjustment for every corporate event that could affect the Underlying Shares.  If an event occurs that does not require the calculation agent to adjust the Adjustment Factor, the market price of the notes may be materially and adversely affected.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Underlying Basket and the notes.

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THE OFFERING OF THE NOTES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes, the offering of the notes will be terminated.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the value of the Underlying Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the value, especially in relation to the Knock-Out Buffer Amount and the expected volatility of the Underlying Shares;
•	the time to maturity of the notes;
•	the dividend rates on the Underlying Shares and the securities underlying the MSCI Brazil Index and theMSCI Mexico Investable Market Index;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if a Knock-Out Event has occurred or is likely to imminently occur in light of the then-current level of the Underlying Basket.

You cannot predict the future performance of the Underlying Basket based on its historical performance.  We cannot guarantee that a Knock-Out Event will not occur or that the Underlying Basket Return will be positive so that you will receive at maturity an amount in excess of the principal amount of the notes.  You can review the historical values of the Underlying Basket and the Underlying Shares in “Historical Information” below.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and during the Observation Period, including on the Valuation Date, could affect the value of the Underlying Basket in a way that may reduce the amount you will receive on the notes at maturity.

Historical Information

The following graphs set forth the historical performance of the Underlying Basket, the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Markets Index Fund based on their respective daily historical closing values from January 1, 2005 through December 8, 2010.  The closing values of the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Markets Index Fund on December 8, 2010 were $75.90 and $60.61, respectively.  We obtained the closing values below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical values of the Underlying Basket, the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket during the Observation Period or on the Valuation Date.  We cannot give you any assurance that the Basket Closing Value will increase or that a Knock-Out Event will not occur so that at maturity you will receive a payment in excess of the stated principal amount of the notes.

Historical Performance of the Basket

Historical Performance of the iShares® MSCI Brazil Index Fund

Historical Performance of the iShares® MSCI Mexico Investable Markets Index Fund

Information about the Basket Components

The iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund. The iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund are exchange-traded funds managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund and the iShares® MSCI Mexico Investable Market Index Fund.   The funds seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index and the MSCI Mexico Investable Market Index, respectively.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the notes offered hereby and do not relate to the Underlying Shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of, or failure to disclose, material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The notes are not sponsored, endorsed, sold or promoted by BTC.  BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

MSCI Brazil IndexSM. The MSCI Brazil IndexSM is a stock index owned, calculated and published by MSCI and is designed to provide representation of the equities market of Brazil.  The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

MSCI Mexico Investable Market IndexSM.  The MSCI Mexico Investable Market IndexSM is a stock index owned, calculated and published by MSCI, which seeks to measure the performance of the Mexican equity market.  It is a capitalization-weighted index that aims to capture 99% of the (publicly available) total market capitalization.  Component companies are adjusted for available float and must meet objective criteria for inclusion in the Index, taking into consideration available strategic shareholdings and limitations to foreign ownership.  MSCI reviews their indexes quarterly.

Benefit Plan Investor Considerations

Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you that, as of the date of purchase, (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the prospectus supplement for knock-out notes.

Supplemental Plan of Distribution; Conflicts of Interest

Morgan Stanley & Co. Incorporated (“MS & Co.”) will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 1.25% for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of       % of the stated principal amount per note, and the placement agent will forgo any fees with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.